Exhibit 10.2.18
May 5, 2020
Lance Tucker

Re: Retention Agreement
Dear Lance:
As an incentive for you to remain with the Jack in the Box Inc. (the “Company”), the Company is offering you the opportunity to earn retention benefits under the terms and conditions of this Retention Agreement (“Retention Agreement”). If accepted by your signature below, you and the Company agree to the following terms:
1.Continued Employment in Current Position. The Company intends that you will continue working in your current position as Executive Vice President and Chief Financial Officer under current terms and conditions of employment. Your offer letter agreement with the Company dated as of January 10, 2018 shall remain in full force and effect, except where inconsistent with this Retention Agreement and your outstanding equity incentive awards covering Company common stock will remain in full force and effect, except as specifically provided in this Retention Agreement. Notwithstanding the foregoing, the Company retains the sole discretion to change your title, reporting relationship, duties, and compensation and benefits; provided, however, that during the Retention Period, the Company will not reduce your base salary and annual incentive payment opportunity under the terms of the Company's Performance Incentive Program from the level in place as of the date of this Retention Agreement, unless pursuant to a salary reduction program generally applicable to the Company's similarly situated employees.
2.Retention Period. If you remain actively employed by the Company in good standing from the date of this letter through December 31, 2020 (the “Retention Date”) and satisfy all of the terms and conditions set forth herein, then the Company agrees to provide you with the following benefits (the “Retention Benefits”):
(a)You will be eligible to earn a cash bonus in the amount of $610,000, subject to standard payroll deductions and withholdings (the “Cash Retention Bonus”). The Cash Retention Bonus, if earned, shall be payable to you in a lump sum by no later than January 7, 2021; and
(b)The Company will waive any obligation you may have to repay the relocation benefits provided to you under the terms and conditions of that certain Relocation Payback Agreement between you and the Company dated as of January 1, 2018 (the “Relocation Forgiveness”).
3.Conditions to Receipt of Retention Benefits. In order to earn the Retention Benefits, all of the following conditions must be satisfied:
(a)Satisfactory Employment. You must: (i) remain actively employed and provide services through the Retention Date; for the avoidance of doubt, active employment does not include any leave of absence or any period after tendering a notice of resignation; (ii) provide at least satisfactory performance of all assigned duties, in a competent manner and consistently meet all expectations, as determined in the sole discretion of the Company; and (iii) remain in compliance with Company policies and procedures, and in compliance with this Retention Agreement and your other written agreements with the Company.

(b)Unvested RSUs. On December 16, 2019, the Company granted a restricted stock unit award to you representing the right to be issued up to 11,839 shares of Company common stock that vested over a four year period subject to your continued services to the Company (the “2019 RSU Award”). In consideration of the compensation, terms and benefits provided to you by this Agreement, you agree that, effective as of the Retention Date, any and all then-outstanding unvested portion of your 2019 RSU Award shall be cancelled and forfeited.

(c)Temporary Waiver of Severance Plan Benefits. In consideration of the compensation, terms, and benefits provided to you by this Agreement and as part of your employment, you agree that beginning on the Retention Date and for a period of six (6) months thereafter (until July 1, 2021), you shall not be eligible for any severance and/or change in control benefits under that certain Jack in the Box Inc. Severance Plan for Executive Officers dated March 9, 2020 (the “Severance Plan”).
(d)Mutual Release. As a condition to your receipt of the Retention Benefits, you shall, if requested by the Company prior to or on the Retention Date, execute and deliver to the Company a mutual general release of rights and claims between you, the Company and its affiliates in a form provided by the Company (with any such reasonable modifications as are required by the Company to comply with applicable law or circumstance) (the “Mutual Release”), within the applicable time period set forth therein, and allow such Mutual Release to become effective in accordance with its terms, which must occur within the timeframe specified in the Mutual Release, which in no event shall be later than sixty (60) days following the date the Company provides such release to you (such latest permitted effective date of the Mutual Release, the “Mutual Release Deadline”). If the Mutual Release is required by the Company and does not become effective prior to the Mutual Release Deadline, you shall not be entitled to the Retention Benefits. Further, if and upon your voluntary resignation from the Company, you agree to execute and allow to become effective the Company’s standard separation agreement.
4.At-Will Employment. The Retention Agreement is intended to provide a financial incentive to you and is not intended to confer any rights to continued employment upon you. Nothing in this Retention Agreement is intended to alter your at-will employment relationship with the Company, and your employment remains terminable by either you or the Company with or without Cause or advance notice.
5.Termination. You may resign your employment with the Company for any reason prior to the Retention Date or thereafter by providing one hundred twenty (120) days’ advance written notice to the Company, and the Company may terminate your employment at any time with or without Cause or advance notice.
(a)If, prior to the Retention Date, you are subject to a Qualifying Termination (as defined in the Severance Plan), you will be eligible to receive the severance benefits set forth in Section 3 of the Severance Plan (the “Plan Severance”), subject to and in accordance with the terms, conditions and requirements of the Severance Plan. For the avoidance of doubt, upon the termination of your employment by you or the Company for any reason in either case that occurs prior to the Retention Date, you will not earn and will not receive any Retention Benefits (or any portion thereof).
(b)If your employment with the Company is terminated at any time other than due to a Qualifying Termination, then you will not be eligible to receive the Plan Severance or the Retention Benefits, and shall not be entitled to any further compensation from the Company.

6.Section 409A. All benefits provided under this Retention Agreement are intended to satisfy the requirements for an exemption from application of  Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the benefits provided under this Agreement are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.
It is intended that (i) each installment of any benefits payable under the Retention Agreement to you be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i) and (ii) all payments of any such benefits under the Retention Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), as applicable.  However, if the Company determines that any benefits payable under this Retention Agreement upon your termination of employment constitute “deferred compensation” under Section 409A and you are a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six months and one day after your “Separation from Service” (as defined under Treasury Regulations Section 1.409A-1(h) and without regard to any alternate definition thereunder)) and (2) the date of your death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay you a lump sum amount equal to the sum of the benefit payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.
7.Acknowledgments. You hereby acknowledge and agree that there are no circumstances as of the date of this Retention Agreement that constitute, and nothing contemplated in this Retention Agreement shall be deemed for any purpose to be or to create, an involuntary termination without Cause or a Good Reason resignation right, including for purposes of the Severance Plan or any other severance or change in control plan, agreement or policy maintained by the Company, and that you are not eligible for, and will not receive, any severance or change in control benefits pursuant to the Severance Plan or any other agreement, plan, policy or otherwise, except as expressly set forth herein. You further hereby expressly waive any claim or right you may have (if any) to assert that this Retention Agreement or any other condition or occurrence forms the basis for a without Cause termination or Good Reason resignation for any purpose, including for purposes of the Severance Plan.
8.Entire Agreement. This Retention Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It supersedes and replaces any other promises, understandings, or agreements (whether written or unwritten) you may have with the Company concerning these matters. This Retention Agreement is entered into without reliance on any promise or representation (written or unwritten), other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. The terms of this Retention Agreement may not be modified or amended except in a written agreement signed by you and a duly authorized officer of the Company.

I acknowledge that I have read, understand and agree with the above:

/S/ Lance Tucker  Date: May 5, 2020
Lance Tucker
Jack in the Box Inc.

By: /S/ Sarah Super  Date: May 14, 2020
Sarah Super, SVP, CLO